AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made and entered into as of this 31st day of January, 1994 with Amendment No. 1 made and entered into as of the 31st day of December, 1994 and Amendment No. 2 made and entered into the 31st day of December, 1995 and as further amended the 31st day of December, 1997 by and between MICHAEL FOODS, INC., a Minnesota corporation (hereinafter referred to as "Michael Foods") and GREGG A. OSTRANDER (hereinafter referred to as "Ostrander").

         WHEREAS, Ostrander has served as Chief Operating Officer of Michael Foods from February 1993 through December 1993; and

         WHEREAS, Ostrander has served as President and Chief Executive Officer of Michael Foods since December 1993; and

         WHEREAS, Michael Foods wishes to retain the full-time services of Ostrander as President and Chief Executive Officer of Michael Foods; and

         WHEREAS, Michael Foods and Ostrander have agreed to enter into this Agreement effective as of January 1, 1994.

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

         1. EMPLOYMENT AND DUTIES. Michael Foods shall employ Ostrander to serve as President and Chief Executive Officer of Michael Foods and in such capacity Ostrander shall perform such duties as the Bylaws provide and as the Board of Directors of Michael Foods may from time to time determine. Ostrander shall devote his full time and efforts to the business of Michael Foods. Ostrander shall also serve, at the request of Michael Foods, as a Director of Michael Foods and each of its subsidiaries.

         2. TERM. This Agreement shall be effective as of January 1, 1994 and shall continue through December 31, 1997, unless earlier terminated as provided herein. This Agreement is hereby extended automatically and shall continue for successive two-year terms unless otherwise terminated in accordance with Section 5.

         3. BASE SALARY. For all services rendered by Ostrander, Michael Foods agrees to pay to Ostrander an annual Base Salary for each of the calendar years of this Agreement from January 1, 1998 an amount of at least $405,000 payable in substantially equal semi-monthly installments.

         4. ADDITIONAL BENEFITS AND WORKING FACILITIES.

                  a. On or before February 15, 1994, Michael Foods shall deliver to Ostrander a non-qualified stock option to purchase 20,000 shares of Michael


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         Foods Common Stock. The date of grant of such option shall be deemed to be January 3, 1994 and the exercise price shall be determined in accordance with the Michael Foods Non-Qualified Stock Option Plan as of the close of business on that date.

                  b. For each calendar year during the term of this Agreement, Ostrander shall be entitled to participate in the Executive Incentive Compensation Plan of Michael Foods. Any Incentive Compensation or Options earned under said Plan shall be determined and paid or granted in accordance with the Plan.

                  c. Michael Foods shall provide Ostrander with medical insurance and shall permit Ostrander to participate in other fringe benefit plans as Michael Foods may from time to time establish for its executive officers. The terms of said benefits shall be no less generous than those offered to other executive officers of Michael Foods.

                  d. Ostrander is entitled to take vacations at reasonable times and for customary and reasonable lengths of time consistent with his overall responsibilities as President and Chief Executive Officer of Michael Foods.

                  e. Michael Foods shall reimburse Ostrander for all reasonable expenses incurred by Ostrander in connection with Michael Foods' business, including but not limited to expenses of travel and entertainment, upon presentation of itemized statements therefor.

                  f. On or before January 3, 1995, Michael Foods shall deliver to Ostrander a non-qualified stock option to purchase 40,000 shares of Michael Foods Common Stock. The date of grant of such option shall be deemed to be January 3, 1995 and the exercise price shall be determined in accordance with the Michael Foods Non-Qualified Stock Option Plan as of the close of business on that date, or $10.00 per share, whichever is greater.

                  g. On or before January 2, 1996, Michael Foods shall deliver to Ostrander a non-qualified stock option to purchase 40,000 shares of Michael Foods Common Stock. The date of grant of such option shall be deemed to be January 2, 1996 and the exercise price shall be determined in accordance with the Michael Foods Non-Qualified Stock Option Plan as of the close of business on that date, or $10.00 per share, whichever is greater.

                  h. On or before March 5, 1998, Michael Foods shall deliver to Ostrander a non-qualified stock option to purchase 68,500 shares of Michael Foods Common Stock. The date of grant of such option shall be deemed to be December 31, 1997 and the exercise price shall be determined in accordance with the Michael Foods Non-Qualified Stock Option Plan as of the close of business on that date, which was $24.375 per share.


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         5. EVENTS OF TERMINATION. The employment of Ostrander hereunder shall terminate as follows:

                  a. Upon the Incapacity or death of Ostrander;

                  b. Upon thirty (30) days' written notice by either party; or

                  c. Without notice by Michael Foods for Cause.

         "Cause" for purposes hereof shall mean a determination by Michael Foods that Ostrander has (i) committed an illegal or dishonest act that directly reflects upon his fitness to act as President and Chief Executive Officer; (ii) intentionally breached his fiduciary obligations to Michael Foods; or (iii) refused or is unable to perform his duties hereunder, other than as a result of illness or disability, for a period of thirty (30) days.

         "Incapacity" for purposes hereof shall mean a determination by Michael Foods in its sole discretion that Ostrander is unable to perform his job responsibilities as President and Chief Executive Officer as a result of chronic illness, physical, mental or any other disability for a period of six (6) months or more.

         If Ostrander's employment is terminated under subsection (a) or by Michael Foods under subsection (b), Ostrander shall receive as a termination payment all amounts due under this agreement which is defined as two years' Base Salary, plus Ostrander shall receive fifty percent (50%) of that Base Salary amount in lieu of any Incentive Compensation or Options for that two-year period, plus any Incentive Compensation earned for any year prior to the year of termination which is unpaid at the date of termination. Such termination payment shall be made in substantially equal monthly installments beginning on the first day of the month following termination of employment for twenty-four (24) months. If Ostrander's employment is terminated by Ostrander under subsection
(b), Ostrander shall receive no termination payment; however, Ostrander will be entitled to receive any Incentive Compensation earned for any year prior to the year of termination which is unpaid at the date of termination. If Michael Foods terminates Ostrander under subsection (c) above, no amount shall be paid beyond the last day of service by Ostrander and Ostrander shall not be deemed to have earned any Incentive Compensation or Options for the year of termination. In the case of Incapacity or death, or termination by Michael Foods without Cause, all options to purchase common stock previously granted to Ostrander shall become fully vested and not subject to forfeiture.

         For purposes of this Section 5, this Agreement and Ostrander's employment hereunder shall be deemed terminated by Michael Foods without Cause if, after the date hereof there is a Change in Control of Michael Foods and thereafter Ostrander's Duties are Substantially Reduced or Negatively Altered without his prior written consent.

         "Change in Control" means a Change in Control of Michael Foods of a nature that would be required to be reported in response to Item 1(a) of Michael Food's Current Report on Form 8-K, as in effect on the effective date of this agreement, pursuant to section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as any "person" within the meaning of Section 14(d) of the Exchange Act, other than Michael Foods, a subsidiary of Michael Foods or any employee benefit plan sponsored by Michael Foods or a subsidiary of Michael Foods, acquires (1) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of Michael Foods through the acquisition of beneficial ownership of capital stock of Michael Foods or otherwise, or (2) all, or substantially all, of the properties and assets of Michael Foods; provided, however, that a Change in Control shall not be deemed to have occurred if (x) the acquisition of such power or properties and assets is pursuant to a merger, consolidation, or sale of properties and assets and (y) by reason of such transaction, no person, or related persons constituting a "group" for purposes of Section 13(d) of the Exchange Act, shall acquire the power to elect, appoint or cause the election or appointment of a majority of the members of the Board of Directors of such successor or transferee.

         "DUTIES ARE SUBSTANTIALLY REDUCED OR NEGATIVELY ALTERED" means, after any Change in Control and without Ostrander's express written consent:

         (i) the assignment to Ostrander of any duties inconsistent with Ostrander's positions, duties, responsibilities and status with Michael Foods immediately prior to a Change in Control, or a change in Ostrander's reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of Ostrander from, or any failure to re-elect Ostrander to, any of such positions, except in connection with the termination of Ostrander's employment for Cause, upon the Incapacity or death of Ostrander, or upon the voluntary termination by Ostrander;

         (ii) a reduction in Ostrander's base salary in effect immediately prior to any Change in Control; or the failure by Michael Foods to increase such base salary each year after a Change in Control by an amount which at least equals, on a percentage basis, the mean average percentage increase in base salary for all employees similarly situated during the two (2) full calendar years immediately preceding a Change in Control;

         (iii) Michael Foods requiring Ostrander to be based anywhere other than the geographic location at which Ostrander was based immediately preceding the Change in Control except for required travel on business to an extent substantially consistent with the business travel obligations Ostrander experienced immediately preceding a Change in Control;

         (iv) the failure by Michael Foods to continue in effect benefit and compensation plans substantially equivalent to the benefit or compensation plans or arrangements in which Ostrander was participating immediately preceding any Change in Control; the taking of any action by Michael Foods not required by law which would adversely affect Ostrander's participation in or materially reduce Ostrander's benefits under any of such plans or deprive Ostrander of any material fringe benefit enjoyed by Ostrander at the time of the Change in Control, but this provision shall not apply to any stock option plan maintained by Michael Foods prior to the Change in Control; or the failure by Michael Foods to provide Ostrander with the number of paid vacation days, holidays and personal days to which Ostrander was then entitled in accordance with Michael Foods' normal leave policy in effect immediately preceding a Change in Control.

         6. ADDITIONAL DOCUMENTS. The parties shall each, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purposes and intent of this Agreement and to fulfill the obligations of the respective parties hereunder.

         7. WAIVER. Any waiver of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition, or of any other term or condition, nor shall any failure to enforce a provision hereof operate as a waiver of such provisions or of any other provision hereof.

         8. NOTICES. All communications with respect to this Agreement shall be considered given if delivered or sent as follows:

                  a. To Ostrander by first class, certified mail, postage prepaid, return receipt requested, addressed as follows:

                  Gregg A. Ostrander
                  21520 Fairview Street
                  Greenwood, Minnesota  55331

                  b. To Michael Foods by first class, certified mail, postage prepaid, return receipt requested, addressed as follows:

                  Michael Foods, Inc.
                  324 Park National Bank Building
                  5353 Wayzata Boulevard
                  Minneapolis, Minnesota  55416

or mailed to such other addresses as the parties hereto may designate by notice given in like manner. Notice shall be effective three (3) days after mailing or upon personal delivery.

         9. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement of the parties hereto with respect to the subject matter hereof and no party shall be liable or bound to another in any manner by any warranties, representations or guarantees, except as specifically set forth herein.

         10. MODIFICATIONS, AMENDMENTS AND WAIVERS. The parties hereto at any time may by written agreement extend or modify this Agreement. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed by the parties hereto.

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         11. SEVERABILITY. No finding or adjudication that any provision of this
Agreement is invalid or unenforceable shall affect the validity or enforceability of the remaining provisions herein, and this Agreement shall be construed as though such invalid or unenforceable provisions were omitted.

         12. MISCELLANEOUS.

                  a. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective legal representatives, successors and assigns of the party thereto.

                  b. This Agreement is made pursuant to and shall be construed under the laws of the State of Minnesota.

                  c. This Agreement may be executed in one or more counterparts and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement the date and year above written.

                                       MICHAEL FOODS, INC.



                                       By   /s/ John Reedy
                                       Its  VP - Finance


                                       /s/ Gregg A. Ostrander
                                       GREGG A. OSTRANDER